Exhibit 99.1

Press Release

Zynga Reports Third Quarter 2012 Financial Results

- Net Cash Provided By Operations of $30 Million

- Free Cash Flow of $17 Million

- Implementing Cost Reduction Plan

- $200 Million Share Repurchase Program Authorized

SAN FRANCISCO, Calif. – October 24, 2012 – Zynga Inc. (NASDAQ: ZNGA), the world’s leading provider of social game services, today announced financial results for the third quarter ended September 30, 2012.

•	Q3 Revenue of $317 million, up 3% year-over-year, nine months year-to-date revenue of $970 million, up 17% year-over-year

•	Q3 Bookings of $256 million, down 11% year-over-year, nine months year-to-date bookings of $886 million, up 4% year-over-year

•	Q3 EPS of ($0.07), down from $0.00 in the third quarter of 2011, nine months year-to-date EPS of ($0.22), down from $0.00 in the first nine months of 2011

•	Non-GAAP EPS of $0.00, down from $0.04 in the third quarter of 2011, nine months year-to-date non-GAAP EPS of $0.06, down from $0.20 in the first nine months of 2011

“While the last several months have been challenging for us, Zynga remains well positioned to capitalize on the growth of social gaming. We’re implementing a number of steps to drive long-term growth and profitability. The successful launches of FarmVille 2 and ChefVille in the third quarter demonstrate that when we develop great games, our large player audience engages. It’s more clear than ever that along with search, shop, and share, play is a fundamental pillar of the Internet, and Zynga continues to be the leader,” said Mark Pincus, CEO and Founder, Zynga.

Financial Highlights (in thousands, except per share data)

	Quarter ended		Nine months ended
	Sep 30, 2012	Sep 30, 2011	Sep 30, 2012	Sep 30, 2011
GAAP Results
Revenue	$316,637	$306,829	$970,102	$828,863
Net income (loss)	$(52,725)	$12,540	$(160,887)	$30,689
Diluted net income (loss) per share	$(0.07)	$0.00	$(0.22)	$0.00
Non-GAAP Results
Bookings	$255,606	$287,661	$886,358	$849,002
Adjusted EBITDA	$16,154	$58,130	$168,215	$235,473
Non-GAAP net income (loss)	$(361)	$31,749	$51,243	$145,330
Non-GAAP earnings per share	$0.00	$0.04	$0.06	$0.20

Business Highlights

•	Daily active users (DAUs) increased from 54 million in the third quarter of 2011 to 60 million in the third quarter of 2012, up 10% year-over-year.

•	Monthly active users (MAUs) increased from 227 million in the third quarter of 2011 to 311 million in the third quarter of 2012, up 37% year-over-year.

•	Monthly unique users (MUUs) increased from 152 million in the third quarter of 2011 to 177 million in the third quarter of 2012, up 17% year-over-year.

•	Average daily bookings per average DAU (ABPU) decreased from $0.058 in the third quarter of 2011 to $0.047 in the third quarter of 2012, down 19% year-over-year.

•	Monthly Unique Payers (MUPs) decreased from 4.1 million in the second quarter of 2012 to 3.0 million in the third quarter of 2012, down 28% sequentially, largely driven by Draw Something.

•

Zynga launched four games during the third quarter of 2012, including two titles on web-based platforms: ChefVille, a social ‘ville-style cooking game, and FarmVille 2, Zynga’s next-generation game built entirely in 3D and the new chapter in its FarmVille legacy; and two titles on mobile platforms: Gems With Friends, the sixth title in the With Friends franchise, and Montopia, a role-playing game that challenges players to collect monsters through an adventure.

•

We are seeing positive early results from the recent launches of ChefVille and FarmVille 2. FarmVille 2 already has 60 million monthly active users according to AppData with approximately 500,000 unique payers.

•

As of September 30, 2012, Zynga held five of the top ten games on Facebook, based on DAUs as reported by AppData, including some of its most established titles, Words With Friends and Zynga Poker, and some of its newest games, Bubble Safari, ChefVille, and FarmVille 2.

•

In the third quarter of 2012, Zynga continued to expand its platform offering for third-party publishers and introduce players to new gaming genres, launching five partner games on Zynga.com – Sava Transmedia’s Rubber Tacos, RocketPlay’s Sports Casino, Majesco Entertainment Company’s Mini Putt Park, 50 Cubes’ Fashion Designer, and Row Sham Bow’s Knights of the Rose. The Company also welcomed nine new partners, including Antic Entertainment, Big Bite Games, CrayonPixel, Eruptive Games, JamRT, The Method, Playnery, RocketPlay, and TikGames. Zynga’s third-party mobile offerings also took flight with its first game launch – Horn by Phosphor Games.

Third Quarter 2012 Financial Summary

•

Revenue: Revenue was $316.6 million for the third quarter of 2012, an increase of 3% compared to the third quarter of 2011 and a decrease of 5% compared to the second quarter of 2012. Online game revenue was $285.6 million, a decrease of $2.3 million compared to the third quarter of 2011 and a decrease of 2% compared to the second quarter of 2012. Advertising revenue was $31.1 million, an increase of 64% compared to the third quarter of 2011 and a decrease of 24% compared to the second quarter of 2012.

•	Bookings: Bookings were $255.6 million for the third quarter of 2012, a decrease of 11% compared to the third quarter of 2011 and a decrease of 15% compared to the second quarter of 2012.

•

Net income (loss): Net loss was $52.7 million for the third quarter of 2012 compared to net income of $12.5 million for the third quarter of 2011. Net loss for the third quarter of 2012 included an impairment charge of $95.5 million related to the intangible assets previously acquired in connection with our purchase of OMGPOP. Net loss for the third quarter of 2012 also included $37.8 million of stock-based expense compared to $22.6 million of stock-based expense included in the third quarter of 2011.

•

Non-GAAP net income (loss): Non-GAAP net loss was $0.4 million for the third quarter of 2012, down from non-GAAP net income of $31.7 million in the third quarter of 2011 and non-GAAP net income of $4.6 million in the second quarter of 2012.

•	Adjusted EBITDA: Adjusted EBITDA was $16.2 million for the third quarter of 2012 compared to $58.1 million for the third quarter of 2011 and $65.3 million in the second quarter of 2012.

•	EPS: Diluted EPS was ($0.07) for the third quarter of 2012 compared to $0.00 for the third quarter of 2011 and ($0.03) for the second quarter of 2012.

•	Non-GAAP EPS: Non-GAAP EPS was $0.00 for the third quarter of 2012 compared to $0.04 for the third quarter of 2011 and $0.01 for the second quarter of 2012.

•

Cash and cash flow: As of September 30, 2012, cash, cash equivalents and marketable securities were approximately $1.6 billion, compared to $926.3 million as of September 30, 2011 and approximately $1.6 billion as of June 30, 2012. Cash flow from operations was $30.1 million for the third quarter of 2012, compared to $47.5 million for the third quarter of 2011. Free cash flow was $16.7 million for the third quarter of 2012 compared to ($17.6) million for the third quarter of 2011.

Cost Reduction Plan

Yesterday Zynga announced a cost reduction plan expected to generate pre-tax savings in the fourth quarter in the range of $15 to $20 million, excluding an estimated $8 to $12 million pre-tax restructuring charge in the same period. As part of the plan, Zynga expects to complete a reduction in force of approximately 150 employees or approximately 5% of its current workforce, and implement additional cost reduction measures, including steps to rationalize its product pipeline, reduce marketing and technology expenditures and consolidate certain facilities.

Share Repurchase Program

Zynga today announced that its Board of Directors has authorized a share repurchase program. Under the program, Zynga is authorized to repurchase up to $200 million of its outstanding Class A common stock. The timing and amount of any share repurchases will be determined based on market conditions, share price and other factors.

2012 Outlook

Zynga’s outlook for 2012 is as follows:

•	Bookings are projected to be in the range of $1.09 billion to $1.1 billion.

•	Adjusted EBITDA is projected to be in the range of $152 million to $162 million.

•	Stock-based expense is projected to be in the range of $310 million to $325 million.

•	Capital expenditures are projected to be in the range of $338 million to $343 million, which includes the purchase of the Company’s corporate headquarters building in April 2012.

•	Effective tax rate for non-GAAP net income is projected to be in the range of 65% to 75%.

•

Non-GAAP weighted-average diluted shares outstanding are projected to be approximately 775 million shares in the fourth quarter of 2012, lower than previously forecast due to a projected non-GAAP net loss in the fourth quarter. This does not reflect the impact of any potential share buybacks executed in the fourth quarter.

•

Full year 2012 non-GAAP EPS is projected to be in the range of $0.02 to $0.03, based on a full year share count of approximately 830 million shares, not including the impact of any potential share buybacks executed in the fourth quarter.

Conference Call Details:

Zynga will host a conference call today, October 24, 2012, at 2:00 pm Pacific Time (5:00 pm Eastern Time) to discuss financial results. A live webcast of the conference call and supplemental slides will be accessible from the Investor Relations page of our website at http://investor.zynga.com and a replay will be archived and accessible at the same website after the call.

About Zynga Inc.

Zynga Inc. is the world’s leading provider of social game services with 311 million monthly active users playing its games, which include Zynga Poker, Words With Friends, Scramble With Friends, Gems With Friends, Draw Something, FarmVille2, ChefVille, CityVille, Bubble Safari and Ruby Blast. Zynga’s games are available on a number of global platforms, including Facebook, Zynga.com, Google+, Tencent, Apple iOS and Google Android. Zynga is headquartered in San Francisco, California.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, our outlook for full year 2012 bookings, adjusted EBITDA, stock-based expense, capital expenditures, effective tax rate, non-GAAP weighted average diluted shares and non-GAAP EPS; our cost reduction plans and reduction in force and estimated pre-tax savings and pre-tax restructuring charges; our proposed non-headcount cost reductions and our ability to rationalize our product pipeline, reduce marketing and technology expenditures and consolidate certain facilities; our proposed share repurchase program; our launch of successful new games; the growth of the social games market, including mobile and advertising growth; and our future operational plans. Forward-looking statements often include words such as “outlook,” “projected,” “intends,” “will,” “anticipate,” “believe,” “expect,” and statements in the future tense are generally forward-looking statements. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. Our actual results could differ materially from those predicted or implied, and reported results should not be considered as an indication of our future performance. Factors that could cause or contribute to such differences include, but are not limited to, our relationship with Facebook or changes in the Facebook platform or to our agreements with Facebook, our ability to launch new games in a timely manner and monetize these games effectively, our ability to control and reduce expenses, our ability to anticipate and address technical challenges that may arise, competition, the changing interests of players, intellectual property disputes or other litigation, asset impairment charges, our ability to retain key employees, acquisitions by us and changes in our corporate strategy or management.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the three months ended June 30, 2012, in our registration statement on Form S-1, as amended, filed with the Securities and Exchange Commission (“SEC”) on March 23, 2012 and in our Annual Report on Form 10-K for the year ended December 31, 2011, copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. There is no guarantee that the circumstances described in our forward-looking statements will occur. We assume no obligation to update such statements. The results we report in our Quarterly Report on Form 10-Q for the three months ended September 30, 2012 could differ from the preliminary results we have announced in this press release.

DAU, MAU, MUU, MUP and ABPU figures presented in this press release represent the average for each period presented. The figures in this press release above represent the quarterly average of the three months within each quarter presented.

MUPs represents the aggregate number of unique players who made a payment at least once during the applicable month through a payment method for which we can quantify the number of unique payers. MUPs do not include payers who use certain payment methods for which we cannot quantify the number of unique payers. If a player made a payment in our games on two separate platforms (e.g. Facebook and Google+) in a month, the player would be counted as two unique payers in that month.

Non-GAAP Financial Measures:

We have provided in this release non-GAAP financial information including bookings, adjusted EBITDA, non-GAAP net income (loss), free cash flow, and non-GAAP EPS, as a supplement to the consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial metrics we use in making operating decisions and because our investors and analysts use them to help assess the health of our business. We have provided reconciliations between our historical non-GAAP financial measures to the most directly comparable GAAP financial measures. However, we have not provided reconciliation of bookings outlook to revenue, adjusted EBITDA outlook to net income (loss), non-GAAP effective tax rate outlook to GAAP effective tax rate or non-GAAP EPS outlook to GAAP EPS because certain reconciling items necessary to accurately project revenue (including the projected mix of virtual goods sold in our games, and the projected estimated average lives of durable virtual goods for our games) are not in our control and cannot be reasonably projected due to variability from period to period caused by changes in player behavior and other factors. As revenue and/or net income for the applicable future period is a necessary input to determine all of these comparable GAAP figures, we are not able to provide these reconciliations.

Some limitations of bookings, adjusted EBITDA, non-GAAP net income (loss), free cash flow and non-GAAP EPS are:

•	Adjusted EBITDA and non-GAAP net income (loss) do not include the impact of stock-based expense;

•	Bookings, adjusted EBITDA and non-GAAP net income (loss) do not reflect that we defer and recognize revenue over the estimated average life of virtual goods or as virtual goods are consumed;

•	Adjusted EBITDA does not reflect income tax expense;

•

Adjusted EBITDA does not include other income and expense, which includes foreign exchange gains and losses, interest income; and the gain from the termination of our lease and purchase of our corporate headquarters building;

•

Adjusted EBITDA excludes both depreciation and amortization of intangible assets, while non-GAAP net income (loss) excludes amortization of intangible assets from acquisitions. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future;

•	Adjusted EBITDA and non-GAAP net income (loss) do not include gains and losses associated with legal settlements;

•	Adjusted EBITDA and non-GAAP net income (loss) do not include the impairment of intangible assets previously acquired in connection with the Company’s purchase of OMGPOP;

•	Non-GAAP net income (loss) does not include the gain from the termination of our lease and purchase of the Company’s corporate headquarters building;

•

Free cash flow is derived from net cash provided by operating activities less cash spent on capital expenditures, including the purchase of our corporate headquarters building, and removing the excess income tax benefits or costs associated with stock-based awards;

•	Non-GAAP EPS treats shares of convertible preferred stock as if they had converted into common stock at the beginning of the applicable period presented;

•	Non-GAAP EPS gives effect to all dilutive awards based on the treasury stock method that were excluded from the GAAP diluted earnings per share calculation; and

•

Other companies, including companies in our industry, may calculate bookings, adjusted EBITDA, non-GAAP net income (loss) and non-GAAP EPS differently or not at all, which will reduce their usefulness as a comparative measure.

Because of these limitations, you should consider bookings, adjusted EBITDA, non-GAAP net income (loss), free cash flow and non-GAAP EPS along with other financial performance measures, including revenue, net income (loss) and our other financial results presented in accordance with GAAP. See the GAAP to non-GAAP reconciliations below for further details.

Contact:

Investors - Krista Bessinger

415-339-5266

investors@zynga.com

Press - Stephanie Hess

415-503-0303

press@zynga.com

ZYNGA INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$394,359	$1,582,343
Marketable securities	928,684	225,165
Accounts Receivable	105,601	135,633
Income tax receivable	6,764	18,583
Deferred tax assets	34,055	23,515
Restricted cash	28,596	3,846
Other current assets	37,245	34,824

Total current assets	1,535,304	2,023,909
Long-term marketable securities	325,269	110,098
Goodwill	209,781	91,765
Other intangible assets, net	39,520	32,112
Property and equipment, net	488,109	246,740
Restricted cash	—	4,082
Other long-term assets	7,515	7,940

Total assets	$2,605,498	$2,516,646

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$37,570	$44,020
Other current liabilities	146,126	167,271
Deferred revenue	390,033	457,394

Total current liabilities	573,729	668,685
Long-term debt	100,000	—
Deferred revenue	6,868	23,251
Deferred tax liabilities	13,324	13,950
Other non-current liabilities	57,845	61,221

Total liabilities	751,766	767,107
Stockholders’ equity:
Common stock and additional paid in capital	2,692,827	2,426,168
Treasury stock	(283,311)	(282,897)
Accumulated other comprehensive income (loss)	(803)	362
Accumulated deficit	(554,981)	(394,094)

Total stockholders’ equity	1,853,732	1,749,539

Total liabilities and stockholders’ equity	$2,605,498	$2,516,646

ZYNGA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue:
Online game	$285,587	$287,866	$869,915	$781,738
Advertising	31,050	18,963	100,187	47,125

Total Revenue	316,637	306,829	970,102	828,863
Costs and expenses:
Cost of revenue	90,150	80,170	275,113	225,908
Research and development	155,609	114,809	513,801	282,316
Sales and marketing	36,586	43,717	149,478	121,971
General and administrative	35,353	36,395	156,798	117,723
Impairment of intangible assets	95,493	—	95,493	—

Total costs and expenses	413,191	275,091	1,190,683	747,918
Income (loss) from operations	(96,554)	31,738	(220,581)	80,945
Interest income	1,144	262	3,519	1,223
Other income (expense), net	(350)	263	19,758	(273)

Income (loss) before income taxes	(95,760)	32,263	(197,304)	81,895
(Provision for) benefit from income taxes	43,035	(19,723)	36,417	(51,206)

Net income (loss)	$(52,725)	$12,540	$(160,887)	$30,689

Net income attributable to participating securities	—	12,540	—	30,689

Net income (loss) attributable to common stockholders	$(52,725)	$—	$(160,887)	$—

Net income (loss) per share attributable to common stockholders
Basic	$(0.07)	$0.00	$(0.22)	$0.00

Diluted (1)	$(0.07)	$0.00	$(0.22)	$0.00

Weighted average common shares used to compute net income (loss) per share attributable to common stockholders:
Basic	754,862	271,513	729,184	264,114

Diluted	754,862	271,513	729,184	264,114

Stock-based expense included in the above line items:
Cost of revenue	$1,080	$515	$11,098	$1,602
Research and development	41,853	16,752	185,245	40,693
Sales and marketing	(3,977)	2,330	21,156	10,101
General and administrative	(1,139)	3,027	49,625	17,845

Total stock-based expense	$37,817	$22,624	$267,124	$70,241

(1)	For periods when we have net income, diluted earnings per share results cannot be recalculated using the numbers above due to reallocation of net income as required by the two-class method. Refer to the Net income (loss) per share footnote in our SEC filings for further details.

ZYNGA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Operating activities
Net income (loss)	$(52,725)	$12,540	$(160,887)	$30,689
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	39,444	22,936	108,049	64,148
Stock-based expense	37,817	22,624	267,124	70,241
Accretion and amortization on marketable securities	4,929	701	12,058	2,227
Net gain on termination of lease and purchase of building	—	—	(19,886)	—
(Gain) loss from sales of investments, assets and other, net	237	(1,380)	(161)	(1,380)
Tax benefits from stock based awards	470	—	5,680	—
Excess tax benefits from stock-based awards	(470)	2,030	(5,680)	2,030
Deferred income taxes	(50,851)	—	(58,391)	—
Impairment of intangible assets	95,493	—	95,493	—
Changes in operating assets and liabilities:
Accounts receivable, net	10,310	(17,519)	35,064	(39,276)
Income tax receivable	(2,350)	11,948	11,819	32,620
Other assets	18,465	7,981	8,920	(22,114)
Accounts payable	2,349	(8,162)	(7,040)	18,839
Deferred revenue	(61,031)	(19,168)	(83,744)	20,139
Other liabilities	(11,940)	12,964	(32,430)	47,050

Net cash provided by operating activities	30,147	47,495	175,988	225,213
Investing activities
Purchase of building	—	—	(233,700)	—
Purchase of marketable securities	(289,207)	(21,733)	(1,527,322)	(512,564)
Sales of marketable securities	70,019	10,484	150,117	12,620
Maturities of marketable securities	167,622	117,604	441,698	725,315
Acquisition of property and equipment	(13,889)	(63,021)	(91,804)	(187,736)
Acquisition of purchased technology and other intangible assets	—	(3)	(3,193)	(3,712)
Business acquisitions, net of cash acquired	(12,746)	(19,403)	(205,510)	(37,951)
Proceeds from sale of investment	—	2,049	—	2,049
Restricted cash	—	(201)	6,536	(7,684)
Other investing activities, net	—	(333)	937	(916)

Net cash provided by (used in) investing activities	(78,201)	25,443	(1,462,241)	(10,579)
Financing activities
Repurchase of common stock	—	(2,500)	—	(283,770)
Proceeds from debt, net of issuance costs	—	—	99,780	—
Taxes paid related to net share settlement of equity awards	(979)	—	(26,069)	—
Proceeds from exercise of stock options and warrants	2,261	502	14,290	2,231
Proceeds from employee stock purchase plan	4,489	—	4,489	—
Excess tax benefits from stock-based awards	470	(2,030)	5,680	(2,030)
Net proceeds from issuance of preferred stock	—	—	—	485,300

Net cash provided by (used in) financing activities	6,241	(4,028)	98,170	201,731
Effect of exchange rate changes on cash and cash equivalents	192	(8)	99	19
Net increase (decrease) in cash and cash equivalents	(41,621)	68,902	(1,187,984)	416,384
Cash and cash equivalents, beginning of period	435,980	535,313	1,582,343	187,831

Cash and cash equivalents, end of period	$394,359	$604,215	$394,359	$604,215

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share data, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Reconciliation of Revenue to Bookings
Revenue	$316,637	$306,829	$970,102	$828,863
Change in deferred revenue	(61,031)	(19,168)	(83,744)	20,139

Bookings	$255,606	$287,661	$886,358	$849,002

Reconciliation of Net income (loss) to Adjusted EBITDA
Net income (loss)	$(52,725)	$12,540	$(160,887)	$30,689
(Provision for) benefit from income taxes	(43,035)	19,723	(36,417)	51,206
Other income (expense), net	350	(263)	(19,758)	273
Interest income	(1,144)	(262)	(3,519)	(1,223)
Legal settlement	985	—	1,874	—
Depreciation and amortization	39,444	22,936	108,049	64,148
Impairment of intangible assets	95,493	—	95,493	—
Stock-based expense	37,817	22,624	267,124	70,241
Change in deferred revenue	(61,031)	(19,168)	(83,744)	20,139

Adjusted EBITDA	$16,154	$58,130	$168,215	$235,473

Reconciliation of Net income (loss) to Non-GAAP net income (loss)
Net income (loss)	$(52,725)	$12,540	$(160,887)	$30,689
Impairment of intangible assets	95,493	—	95,493	—
Stock-based expense	37,817	22,624	267,124	70,241
Amortization of intangible assets from acquisitions	13,510	6,873	34,998	19,131
Change in deferred revenue	(61,031)	(19,168)	(83,744)	20,139
Legal settlements	985	—	1,874	—
Gain on purchase of corporate headquarters building	—	—	(19,886)	—
Tax effect of non-GAAP adjustments to net income (loss)	(34,410)	8,880	(83,729)	5,130

Non-GAAP net income (loss)	$(361)	$31,749	$51,243	$145,330

Reconciliation of GAAP diluted shares to Non-GAAP diluted shares
GAAP diluted shares	754,862	271,513	729,184	264,114
Add back: assumed preferred stock conversion (1)	—	304,865	—	300,968
Add back: other dilutive equity awards (2)	—	148,226	103,068	149,877

Non-GAAP diluted shares	754,862	724,604	832,252	714,959

Non-GAAP net income (loss) per share:	$0.00	$0.04	$0.06	$0.20

Reconciliation of Net cash provided by operating activities to free cash flow
Net cash provided by operating activities	$30,147	$47,495	$175,988	$225,213
Acquisition of property and equipment	(13,889)	(63,021)	(91,804)	(187,736)
Purchase of building	—	—	(233,700)	—
Excess tax benefits from stock-based awards	470	(2,030)	5,680	(2,030)

Free cash flow	$16,728	$(17,556)	$(143,836)	$35,447

(1)	Gives effect to the conversion of convertible preferred stock into common stock as though the conversion had occurred at the beginning of the period.
(2)	Gives effect to all dilutive awards based on the treasury stock method.